UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2003

ONYX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-28298 (Commission File No.)	94-3154463 (IRS Employer Identification No.)

3031 Research Drive
Richmond, California 94806
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 222-9700

ITEM 5. OTHER EVENTS
SIGNATURES

ITEM 5. OTHER EVENTS

Initiation of BAY 43-9006 Phase III Clinical Trial in Kidney Cancer

     On October 25, 2003 Onyx Pharmaceuticals, Inc., or Onyx, together with Bayer Pharmaceuticals Corporation, or Bayer, announced that they have begun an international, multi-center Phase III clinical trial to further evaluate the safety and efficacy of the investigational drug BAY 43-9006, a novel signal transduction inhibitor, in the treatment of advanced renal cell carcinoma, or kidney cancer.

     The primary objective of the randomized study is to confirm the activity of BAY 43-9006 in renal cell carcinoma, or RCC, in a large Phase III clinical trial, with improvement in survival as the primary endpoint. The study also will assess time-to-disease progression, overall response rate, safety, quality of life and the pharmacokinetics of BAY 43-9006. The Company and Bayer anticipate that more than 800 people will participate in the Phase III study at sites worldwide. To be eligible for the study, individuals with unresectable disease, which is disease which cannot be treated with surgery, and/or metastatic disease, which is disease which has spread from the organ or tissue of origin to another part of the body, must have failed a previous systemic therapy.

     Bayer and Onyx also reported that the U.S. Food and Drug Administration has recently completed and agreed upon a Special Protocol Assessment, or SPA, for the Phase III trial. An SPA is a written agreement on the design and size of clinical trials intended to form the basis of a new drug application.

Announcement of BAY 43-9006 Interim Phase II Study Results

     Interim phase II clinical data for BAY 43-9006 were presented at the Second International Signal Transduction meeting in Amsterdam, The Netherlands. The five-center, randomized discontinuation study uses a study design that consists of two phases: a 12-week induction phase followed by a randomization phase. During the induction phase, all study participants received BAY 43-9006 orally at 400mg twice a day, administered as a single agent.

     The initial data analysis included 41 participants with advanced and progressive RCC who were evaluable after 12 weeks of treatment. Of the evaluable patients, 44 percent (18 patients) had tumor shrinkage of at least 25 percent. Twenty-nine percent (12 patients) had their tumors stabilized within 25 percent of pretreatment size. Overall, 73 percent (30 patients) of this cohort of study participants did not demonstrate tumor progression by the 12-week evaluation point, as assessed by investigators. The remaining 27 percent (11 patients) discontinued study treatment either because of progressive disease or adverse effects. These early data are subject to confirmation and to a final independent review at the conclusion of the study, at which time the final results will be released.

     All patients with RCC had failed at least one prior systemic treatment and had progressive disease on study entry. In the study, the most commonly reported drug-related events include: mild-to-moderate hand-foot syndrome, rash, diarrhea, and hypertension, which were shown to be manageable and reversible.

     The participants in this study with RCC are part of a larger study population which totals 342 participants with advanced refractory progressive solid tumors of multiple types, including RCC (73 patients), melanoma (31 patients), colorectal (115 patients) and others (123 patients) such as pancreas, ovarian and breast.

     In addition to the Phase II randomized discontinuation study of multiple tumor types, BAY 43-9006 also is being evaluated in another Phase II study with participants who have advanced hepatocellular carcinoma (liver cancer), as well as in eight ongoing Phase Ib studies combined with standard chemotherapeutics. In preliminary data reported to date, anti-cancer activity has been observed across a number of tumor types.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX PHARMACEUTICALS, INC. (Registrant)

Dated: October 30, 2003	By:	/s/ Marilyn E. Wortzman

Marilyn E. Wortzman
Vice President, Finance